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                                                Filed pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-85237

                              PRESS ANNOUNCEMENT

                     AMERICAN RIVERS OIL COMPANY ("AROC")
                             RECOMMENDED OFFER FOR
                      ALLIANCE RESOURCES PLC ("ALLIANCE")


AROC is pleased to announce that as at 3:00 p.m. on 7 December 1999, pursuant to the recommended offer made by AROC for the whole of the issued share capital of Alliance (the "Offer"), acceptances in respect of 38,071,995 Alliance shares, representing 80.2% of the issued share capital of Alliance, had been received. The Offer has now been declared unconditional in all respects. Pursuant to the terms of the Offer, AROC will continue to accept acceptances from Alliance shareholders until further notice, although Alliance shareholders who have accepted the Offer will no longer have a right of withdrawal.

As set out in the offer document dated 21st October, 1999 to Alliance shareholders, Alliance intends to apply for its listing on the Official List of the London Stock Exchange to be cancelled. It is anticipated that such listing will be cancelled with effect from 11 January, 2000.

The directors of AROC and Alliance accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of AROC and Alliance (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

For further details contact:

Alliance Resources PLC                          American Rivers Oil Company

Jak Keenan                                      Karlton Terry
Chairman and Managing Director                  President

4200 E. Skelly Drive                            700 East 9th Street
Tulsa                                           Denver
Oklahoma                                        Colorado 80203
USA                                             USA

Tel: 001 918 491 1100                           Tel: 001 303 382 1117

Dated: 8 December 1999